Exhibit 99.1

Catapult Communications Shareholders to Sell 950,000 Shares of
Common Stock

Mountain View, Calif., November 10, 2004 — Catapult Communications Corporation (Nasdaq: CATT) today announced that Richard A. Karp, Catapult’s Chief Executive Officer and Chairman of the Board, Nancy H. Karp, a director of Catapult, and the Richard A. Karp Charitable Foundation, a non-profit public benefit corporation, have agreed to sell an aggregate of 950,000 shares of Catapult Communications common stock in an underwritten offering pursuant to an effective shelf registration statement that was previously filed with the Securities and Exchange Commission. In connection with the offering, the company and the selling stockholders have agreed to a customary 90-day lockup agreement. J.P. Morgan Securities Inc. is the sole bookrunner for the offering.

A prospectus supplement and accompanying prospectus will be filed with the Securities and Exchange Commission and will be available on the SEC’s website at www.sec.gov. Printed copies of the prospectus supplement and accompanying prospectus meeting the requirements of the Securities Act of 1933, as amended, when available, may be obtained upon request in writing to J.P. Morgan Securities Inc., 1 Chase Manhattan Plaza, Floor 5B, New York, New York 10081.

The shares are being offered by the selling stockholders pursuant to a Form S-3 shelf registration statement filed with the Securities and Exchange Commission (File No. 333-112160) that was declared effective by the SEC on March 31, 2004.

This news release is neither an offer to sell nor the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or jurisdiction. The offering may be made only by means of a prospectus supplement and the accompanying prospectus.

About Catapult Communications Corporation

Catapult Communications Corporation is a leading supplier of advanced digital telecom test systems to global equipment manufacturers and service providers. The Catapult DCT2000® and MGTS® systems deliver superior high-end test solutions for hundreds of protocols and variants, spanning 3G, VoIP, GPRS, SS7, Intelligent Network, ATM, ISDN and other network environments.

Catapult is headquartered at 160 South Whisman Road, Mountain View, CA. 94041. Tel: 650-960-1025. International offices are located in the U.K., Germany, France, Finland, Canada, Japan, China and Australia.